Exhibit 99.1

        IMMUNICON REDUCES STAFF AND OTHER EXPENSES TO ALIGN COSTS WITH
                 COMMERCIALIZATION STRATEGY AND REVENUE RAMP

    HUNTINGDON VALLEY, Pa., Aug. 29 /PRNewswire-FirstCall/ -- Immunicon Corporation (Nasdaq: IMMC), a development-stage company developing and commercializing proprietary cell- and molecular-based human diagnostic and life-science research products with an initial focus on cancer, announced today actions to align staff levels and other expenses with its current commercialization strategy and expectations for near-term revenue growth. This initiative included a workforce reduction of approximately 25% of full- time equivalent staff principally in research and development, operations and certain support functions. The Company anticipates taking a charge in the third quarter of up to $1 million for severance and other costs related to these actions.

    The Company reiterated that it anticipates that its net cash expenditures (cash "burn") for 2005 will be in the range of $30 million to $32 million consistent with its most recent guidance. Also, the Company anticipates that the cost reduction actions being taken now will further mitigate its cash burn in 2006.

    The Company noted that a significant component of today's workforce reduction involves employees who were involved in platform development programs that are now essentially completed such as the Company's next generation cell analysis platform, the CellTracks Analyzer II(TM). This product was launched at the end of June 2005. Additionally, the Company has completed development of core reagents and ancillary components incorporated in cell analysis kits, most notably the CellSearch(TM) Circulating Tumor Cell (CTC) Kit, sold by Veridex, LLC, a Johnson & Johnson (NYSE: JNJ) company. The Company also noted that it continues to pursue important development projects such as clinical trials in metastatic colorectal and prostate cancer and research and development efforts on circulating endothelial cells and certain molecular analysis products. The clinical trials in metastatic colorectal and prostate cancer are intended to lead to regulatory submissions for expanded claims for the CellSearch CTC Kit.

    Separately, the Company announced that it has been informed by Veridex that Veridex has made a pre-market notification, or 510(k), regulatory submission to the U.S. Food and Drug Administration (FDA) in which it provided additional data from Immunicon's clinical trial in metastatic breast cancer for inclusion in the package insert of the CellSearch CTC Kit. These data, related to the relationship between CTCs and progression free survival and overall survival at additional time points during therapy, were presented at the 2005 Annual Meeting of the American Society of Clinical Oncology in May.

    Edward L. Erickson, Immunicon's Chairman and Chief Executive Officer, commented, "The initiatives we announced today reflect our analysis of the revenue and new customer growth we are experiencing; our recent discussions with Veridex concerning their plans for the remainder of 2005 and 2006; and an assessment of risk and uncertainty regarding our ability at this time to extrapolate with confidence instrument placement and revenue growth rates. Also, we recognize that there is an adoption curve for new medical technology that is difficult to predict at this stage of commercialization. Nevertheless, we see, and anticipate, continued growth in both instrument sales and sales of test kits and disposables, and remain very encouraged that Veridex and other J&J operating units are continuing to increase their commitment and resources dedicated to our products."

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    Byron Hewett, the Company's President and Chief Operating Officer, said, "We believe that, with the actions we are taking today, we have aligned our cost structure to execute our revised business plan and build shareholder value. We also recognize the importance of maintaining a strong balance sheet. While we are eliminating or reducing certain research and development (R&D) projects and various support activities in the near term, we will continue to pursue important projects that are likely to contribute to sales growth and profit contribution over the next 2-3 years as well as aid our business development activities. In particular, we are not reducing our clinical R&D capability and we will continue to pursue new indications for our products and platform technologies. Finally, we will continue to evaluate other initiatives designed to focus better on our core business objectives and improve our operational efficiency without loss of momentum or product quality."

    As of July 31, 2005, the Company had unaudited cash, cash equivalents and investments of $54.7 million.

    Conference Call
    Edward L. Erickson, Chairman and CEO, and other members of the Company's senior management will provide an update and discuss this press release via webcast and conference call on Tuesday, August 30 at 9:00 a.m. EDT. To participate in the live call by telephone, the dial-in number for domestic U.S. listeners is (800) 810-0924; international callers may dial (913) 981- 4900.

    Those interested in listening to the conference call live via the Internet may do so by visiting the Company's Web site at http://www.immunicon.com . To listen to the live call, please go to the Web site 15 minutes prior to its start to register, download, and install the necessary audio software.

    Following the call, a webcast audio replay will be available on the Company's Web site for 30 days through Thursday, September 29. In addition, a dial-in replay will be maintained for 5 days through Sunday, September 4 and can be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering reservation number 3176452.

    About Immunicon Corporation
    Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer disease management. Immunicon has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon's products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. http://www.immunicon.com

    The information contained in this press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as "hope," "may," "believe," "anticipate," "plan," "expect," "intend," "assume," "will" and similar expressions. Immunicon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management's current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by Immunicon's forward-looking statements. These factors include, but are not limited to, risks associated with: Immunicon's dependence on Veridex, LLC, a Johnson & Johnson company, in the field of cancer cell analysis; Immunicon's capital and financing needs; research and development and clinical trial expenditures; commercialization of Immunicon's product candidates Immunicon's ability to use licensed products and to obtain new licenses from third parties; Immunicon's ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to Immunicon's customers for Immunicon's products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under Immunicon's agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to Immunicon's products; effectiveness Immunicon's products compared to competitors' products; protection of Immunicon's intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against Immunicon; labor, contract or technical difficulties; and competitive pressures in Immunicon's industry. These factors are discussed in more detail in Immunicon's filings with the Securities and Exchange Commission. "Immunicon" and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. "CellSpotter," "CellTracks AutoPrep System," "CellSpotter Analyzer," and "CellTracks" are registered trademarks of Immunivest Corporation, a wholly-owned subsidiary of Immunicon Corporation. CellTracks Analyzer II and AutoPrep are trademarks of Immunivest Corporation. "CellSearch" is a trademark of Johnson & Johnson. All other trademarks or service marks appearing in this report are the property of their respective holders. ALL RIGHTS RESERVED.

     Contact Information:
     James G. Murphy
     SVP of Finance & Administration, CFO
     215-830-0777 ext. 121
     jmurphy@immunicon.com

     Investors/Media:
     The Ruth Group
     Jason Rando (media) 646-536-7025
     jrando@theruthgroup.com
     John Quirk (investors) 646-536-7029
     jquirk@theruthgroup.com

CONTACT:  James G. Murphy, SVP of Finance & Administration, CFO,
+1-215-830-0777 ext. 121, or jmurphy@immunicon.com; or Investors/Media: Jason Rando (media) +1-646-536-7025, or jrando@theruthgroup.com; or John Quirk (investors) +1-646-536-7029, or jquirk@theruthgroup.com, both of The Ruth Group/Web site: http://www.immunicon.com /